Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

E-LAND WORLD LIMITED,

IAN ACQUISITION SUB, INC.

and

K-SWISS INC.

Dated as of January 16, 2013

i

(Continued)

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Page

SECTION 9.9 Enforcement	69
SECTION 9.10 Currency	69
SECTION 9.11 Severability	69
SECTION 9.12 Waiver of Jury Trial	69
SECTION 9.13 Counterparts	69
SECTION 9.14 Facsimile Signature	70
SECTION 9.15 No Presumption Against Drafting Party	70
SECTION 9.16 Parent Guarantee	70

INDEX OF DEFINED TERMS

Definition	Location

Adverse Recommendation Change	6.4(c)
Adverse Recommendation Fee	8.3(d)
Affiliate Transaction	4.26
Agreement	Preamble
Book-Entry Shares	3.3(b)
Certificate of Merger	2.3
Certificates	3.3(b)
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Disclosure Letter	Article IV
Company Employee	6.9(a)
Company Plans	4.12(a)
Company Proxy Statement	4.8
Company Registered IP	4.20(a)
Company SEC Documents	4.6(a)
Company Stock Option	3.2(a)
Company Stock Plans	3.2(a)
Company Stockholder Approval	4.4(a)
Company Stockholder Meeting	6.5(b)
Confidentiality Agreement	6.7(d)
Consent	4.5(b)
Continuing Employees	6.9(a)
Costs	6.13(a)
Delaware Secretary of State	2.3

(Continued)

Definition	Location

Dissenting Shares	3.5
Domain Names	1.2
DTC	3.3(f)
DTC Payment	3.3(f)
Effective Time	2.3
ERISA	4.12(a)
Exchange Act	4.5(b)
Federal Securities Laws	6.5(a)
Foreign Antitrust Laws	4.5(b)
Foreign Benefit Plans	4.12(d)
HSR Act	4.5(b)
Indemnified Parties	6.13(a)
Insurance Policies	4.17
IRS	4.12(a)
Leased Real Property	4.18(b)
Leases	4.18(b)
Material Contract	4.16
Material Customers	4.24(b)
Material Suppliers	4.24(a)
Merger	Recitals
Merger Consideration	3.1(a)
Merger Sub	Preamble
NASDAQ	4.5(b)
Option Consideration	3.2(a)
Owned Real Property	4.18(a)
Parent	Preamble
Parent Commitment	6.19
Parent Disclosure Letter	Article V
Parent Liquidated Damages	8.3(e)
Parent Plan	6.9(c)
Paying Agent	3.3(a)
Payment Fund	3.3(a)
Permits	4.11
Preferred Stock	4.3(a)
Proper Delivery	3.3(b)
Seller Assumption Event	5.8(b)
Support Agreement	Recitals
Surviving Corporation	2.1
Takeover Laws	4.25
Termination Date	8.1(b)(i)
Termination Fee	8.3(c)
Third Party Beneficiary	9.5(a)

v

(Continued)

Definition	Location

Trademarks	1.2
WARN	4.13

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 16, 2013, by and among E-Land World Limited, a corporation organized under the laws of the Republic of Korea (“Parent”), Ian Acquisition Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and K-Swiss Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective boards of directors of Parent and Merger Sub have each (i) determined that it is in the best interests of Parent and Merger Sub and their respective stockholders for Merger Sub to be merged with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth herein (the “Merger”), and (ii) approved the Merger, in each case on the terms and conditions set forth in this Agreement, and the respective boards of directors of Parent and Merger Sub have each unanimously approved this Agreement;

WHEREAS, the Company Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) determined that the consideration to be paid in the Merger is fair to and in the best interests of the stockholders of the Company, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein, and (iv) resolved to recommend that the Company’s stockholders approve and adopt this Agreement and the transactions contemplated hereby on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into an agreement (the “Support Agreement”) pursuant to which each such stockholder has agreed, subject to the terms and conditions set forth therein, to among other things, vote in favor of adoption of this Agreement and waive such stockholder’s rights to appraisal under Section 262 of the DGCL; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1  Usage.  Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) all references to “dollars” or “$” refer to currency of the United States of America; (f) the term “or” is not exclusive; and (g) “include,” “including” and their derivatives mean “including without limitation.”

SECTION 1.2  Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.2:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues or assets of the Company and its Subsidiaries, taken as a whole) or (B) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger.

“Action” means any civil, criminal or administrative suit, claim, action, proceeding, arbitration, mediation, investigation or other similar proceeding.

“Adverse Recommendation Change” has the meaning ascribed to such term in Section 6.4(c).

“Adverse Recommendation Fee” has the meaning ascribed to such term in Section 8.3(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Affiliate Transaction” has the meaning ascribed to such term in Section 4.26.

“Agreement” has the meaning ascribed to such term in the preamble hereof.

“Antitrust Law” means the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2012 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2012.

“Beneficially Owned” or “Beneficial Ownership” has the meaning set forth in Section 13d-3 of the Exchange Act.

“Book-Entry Shares” has the meaning ascribed to such term in Section 3.3(b).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Seoul, Korea are authorized or required by applicable Law to be closed.

“Buyer Representatives” means any former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, or assignees of Parent and/or Merger Sub.

“Certificates” has the meaning ascribed to such term in Section 3.3(b).

“Certificate of Merger” has the meaning ascribed to such term in Section 2.3.

“Class A Common Stock” means Class A common stock, par value $0.01 per share, of the Company.

“Class B Common Stock” means Class B common stock, par value $0.01 per share, of the Company.

“Closing” has the meaning ascribed to such term in Section 2.2.

“Closing Date” has the meaning ascribed to such term in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed to such term in the preamble hereof.

“Company Board” means the Board of Directors of the Company.

“Company Bylaws” has the meaning ascribed to such term in Section 4.1(b).

“Company Charter” has the meaning ascribed to such term in Section 4.1(b).

“Company Disclosure Letter” has the meaning ascribed to such term in the preamble to Article IV.

“Company Employee” has the meaning ascribed to such term in Section 6.9(a).

“Company Material Adverse Effect” means any event, change, occurrence or effect that has had a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, occurrence or effect to the extent arising out of, attributable to, or resulting from, one or more of the following: (1) changes in general economic, financial market, business, political, or social conditions, whether locally in any specific jurisdictions, nationally or internationally, or in the financial, banking or securities markets (including changes to interest rates, currency rates or the value of the U.S. Dollar relative to other currencies, consumer confidence, stock, bond and/or debt prices and trends), (2) general changes or developments in any of the industries and markets in which the Company or its Subsidiaries operate, (3) natural disasters or calamities, (4) the seasonality of the Company’s and its Subsidiaries’ businesses, (5) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (6) any change in the price or trading volume of the Company’s common stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (7) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (8) any outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency, (9) the announcement or pendency of this Agreement, the Merger and the other transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the Parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (10) any delay or cancellation of less than a majority of the Company’s orders for the Company’s and its Subsidiaries’ products, (11) reasonably foreseeable developments arising from any facts that were expressly disclosed to Parent, or (12) any actions taken (or omitted to be taken) at the request of Parent.

“Company Plans” has the meaning ascribed to such term in Section 4.12(a).

“Company Proxy Statement” has the meaning ascribed to such term in Section 4.8.

“Company Registered IP” has the meaning ascribed to such term in Section 4.20(a).

“Company SEC Documents” has the meaning ascribed to such term in Section 4.6(a).

“Company Stockholder Approval” has the meaning ascribed to such term in Section 4.4(a).

“Company Stockholder Meeting” has the meaning ascribed to such term in Section 6.5(b).

“Company Stock Option” has the meaning ascribed to such term in Section 3.2(a).

“Company Stock Plans” has the meaning ascribed to such term in Section 3.2(a).

“Confidentiality Agreement” has the meaning ascribed to such term in Section 6.7(d).

“Consent” has the meaning ascribed to such term in Section 4.5(b).

“Continuing Employees” has the meaning ascribed to such term in Section 6.9(a).

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Costs” has the meaning ascribed to such term in Section 6.13(a).

“Delaware Secretary of State” has the meaning ascribed to such term in Section 2.3.

“DGCL” means the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended.

“Dissenting Shares” has the meaning ascribed to such term in Section 3.5.

“DTC” has the meaning ascribed to such term in Section 3.3(f).

“DTC Payment” has the meaning ascribed to such term in Section 3.3(f).

“Effective Time” has the meaning ascribed to such term in Section 2.3.

“Environmental Laws” means all foreign, federal, state, or local Laws, codes, or decrees relating to the pollution, protection or restoration of the ambient air, soil, surface water or groundwater, human health and safety or relating to the generation, use, management, manufacture, storage, disposal, transport or Release of any material of Environmental Concern in effect as of the date of this Agreement.

“Environmental Permits” means all permits, licenses, registrations, registered exemptions, waivers and other authorizations required under applicable Environmental Laws.

“ERISA” has the meaning ascribed to such term in Section 4.12(a).

“Exchange Act” has the meaning ascribed to such term in Section 4.5(b).

“Federal Securities Laws” has the meaning ascribed to such term in Section 6.5(a).

“Foreign Antitrust Laws” has the meaning ascribed to such term in Section 4.5(b).

“Foreign Benefit Plans” has the meaning ascribed to such term in Section 4.12(d).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court, tribunal, arbitrator (public or private) or other legislative, executive or judicial governmental entity.

“HSR Act” has the meaning ascribed to such term in Section 4.5(b).

“Immaterial Subsidiary” means any Subsidiary of Parent that has less than $80,000 in assets and is not involved in, or necessary for, the conduct of the business of the Company.

“Indemnified Parties” has the meaning ascribed to such term in Section 6.13(a).

“Insurance Policies” has the meaning ascribed to such term in Section 4.17.

“Intellectual Property” means all intellectual property rights throughout the world, including (A) trademarks, trademark applications, trade dress, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, symbols and other source or business identifiers and all goodwill associated therewith and symbolized thereby, but excluding any Domain Names (collectively “Trademarks”), (B) patents, patent applications, registrations, continuations, continuations-in-part, divisions, renewals, extensions and reissues, (C) trade secrets, know-how and similar confidential information, (D) works of authorship and the copyrights therein and thereto, the registrations and applications therefor, and renewals, extensions, restorations and reversions thereof and (E) Internet domain names, all applications and registrations for the foregoing, including all renewals of same (“Domain Names”).

“IRS” has the meaning ascribed to such term in Section 4.12(a).

“knowledge of the Company” means the actual knowledge after due inquiry of Steven B. Nichols, David Nichols, Lee Green and/or George Powlick.

“Law” means any federal, state, local or foreign law, statute, ordinance, regulation, rule or order of any Governmental Entity.

“Leased Real Property” has the meaning ascribed to such term in Section 4.18(b).

“Leases” has the meaning ascribed to such term in Section 4.18(b).

“Liabilities” means any and all debts, losses, liabilities, indebtedness, obligations or commitments of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise).

“Lien” means any security interest, lien, claim, pledge, deed of trust, mortgage, hypothecation, assignment, material restrictive covenant, right of way, lease, charge or other encumbrance (including any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

“Material Contract” has the meaning ascribed to such term in Section 4.16.

“Material Customer” has the meaning ascribed to such term in Section 4.24(b).

“Materials of Environmental Concern” means any polluting, contaminating, hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under any applicable Environmental Law or which would reasonably be expected to be capable of resulting in liability under applicable Environmental Laws, including, in each case, the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

“Material Supplier” has the meaning ascribed to such term in Section 4.24(a).

“Merger” has the meaning ascribed to such term in the recitals hereof.

“Merger Consideration” has the meaning ascribed to such term in Section 3.1(a).

“Merger Sub” has the meaning ascribed to such term in the preamble hereof.

“NASDAQ” has the meaning ascribed to such term in Section 4.5(b).

“Option Consideration” has the meaning ascribed to such term in Section 3.2(a).

“Order” means any arbitral award, settlement, stipulation, judgment, decision, decree, injunction, ruling, writ, assessment or order enacted, issued, promulgated, or entered by any Governmental Entity that is binding on any Person or its property under applicable Law.

“Owned Real Property” has the meaning ascribed to such term in Section 4.18(a).

“Parent” has the meaning ascribed to such term in the preamble hereof.

“Parent Commitment” has the meaning ascribed to such term in Section 6.19.

“Parent Disclosure Letter” has the meaning ascribed to such term in the preamble to Article V.

“Parent Liquidated Damages” has the meaning ascribed to such term in Section 8.3(e).

“Parent Material Adverse Effect” means any event, change, occurrence or effect that would or would reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

“Parent Plan” has the meaning ascribed to such term in Section 6.9(c).

“Parties” means Parent, Merger Sub and the Company.

“Paying Agent” has the meaning ascribed to such term in Section 3.3(a).

“Payment Fund” has the meaning ascribed to such term in Section 3.3(a).

“Permitted Encumbrances” means (a) Liens for Taxes (i) not yet delinquent or (ii) the validity or amount of which are being contested in good faith by appropriate proceedings; provided, that in the case of clause (ii), each such Tax would not be material and adequate reserves have been provided therefor to the extent required by GAAP, (b) Liens imposed by law, such as landlord’s, mechanics’, laborers’, carriers’, materialmen’s, suppliers’ and vendors’ Liens arising in the ordinary course of business for sums not yet due and payable, or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) with regard to real property, any and all matters of record in the jurisdiction where the real property is located including, without limitation, restrictions, reservations, covenants, conditions, oil and gas leases, mineral severances and liens, (d) with regard to real property, any easements, leases, licenses, rights-of-way, building or use restrictions, prescriptive rights, encroachments, protrusions, rights and party walls as do not materially detract from the value of or otherwise materially interfere with the present use of any of the Owned Real Property or Leased Real Property or otherwise materially impair the Company’s or its Subsidiaries’ business operations, and (e) such other imperfections of title as do not materially detract from the value of or otherwise materially interfere with the present use of any of the Owned Real Property or Leased Real Property or otherwise materially impair the Company’s or its Subsidiaries’ business operations.

“Permits” has the meaning ascribed to such term in Section 4.11.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Preferred Stock” has the meaning ascribed to such term in Section 4.3(a).

“Proper Delivery” has the meaning ascribed to such term in Section 3.3(b).

“Release” means any release, emission, disposal, dumping, discharge, leaching or migration of Materials of Environmental Concern into, on or upon the environment (including ambient air, surface water, groundwater, land surface, and subsurface).

“Representatives” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Assumption Event” has the meaning ascribed to such term in Section 5.8(b).

“Shares” means shares of Class A Common Stock and shares of Class B Common Stock.

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means any bona fide written Acquisition Proposal (A) on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Shares than the Merger and the other transactions contemplated by this Agreement, and (B) that the Company Board believes is reasonably capable of being completed, for purposes of clauses (A) and (B) taking into account all financial, regulatory, legal and other aspects of such proposal, including its terms and conditions; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

“Support Agreement” has the meaning ascribed to such term in the recitals hereof.

“Surviving Corporation” has the meaning ascribed to such term in Section 2.1.

“Target Date” shall mean the date that is 100 days following the initial filing of the Company Proxy Statement with the SEC.

“Takeover Laws” has the meaning ascribed to such term in Section 4.25.

“Taxes” means all federal, state, provincial, local or foreign taxes, duties, levies, assessments or other governmental charges of any nature whatsoever including all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and shall include any liability in respect of taxes (whether by contract, as a transferee or successor or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Tax Returns” means all federal, state, local or foreign tax returns, declarations schedules, forms and information returns relating to Taxes, including any amendments to any of the foregoing.

“Termination Date” has the meaning ascribed to such term in Section 8.1(b)(i).

“Termination Fee” has the meaning ascribed to such term in Section 8.3(c).

“Third Party Beneficiary” has the meaning ascribed to such term in Section 9.5(a).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“WARN” has the meaning ascribed to such term in Section 4.13.

ARTICLE II

THE MERGER

SECTION 2.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.  Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and an indirect wholly-owned subsidiary of Parent (the “Surviving Corporation”).

SECTION 2.2  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California,  90071, unless another date, time or place is agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 2.3  Effective Time.  Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 2.4  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.5  Certificate of Incorporation; Bylaws.

(a)          At the Effective Time, the certificate of incorporation of the Company shall be amended so that it reads in its entirety as set forth in Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)          At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended so that they read in their entirety as set forth in Exhibit B hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

SECTION 2.6  Directors of Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

SECTION 2.7  Officers of Surviving Corporation.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 3.1  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a)           Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 3.1(b), and Shares owned by the Company, any Subsidiary of either the Company or Parent (other than Merger Sub) and Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive $4.75 per Share in cash, without interest (the “Merger Consideration”), subject to deduction for any required withholding Tax.  As of the Effective Time (other than as described in Sections 3.1(d) or (e) below), all Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be issued or paid in accordance with Section 3.3.

(b)          Each Share owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)          Each Share owned by any Subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d)          Each Share held in the treasury of the Company shall continue to be held as shares in the treasury of the Surviving Corporation.

(e)          Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(f)          If, at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares, or securities convertible into or exchangeable into or exercisable for Shares, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or exchange or readjustment of Shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, but excluding any change resulting from the conversion of shares of Class B Common Stock to Class A Common Stock, the Merger Consideration shall be equitably adjusted so as to provide Parent and the holder of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 3.1(f) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 3.2  Treatment of Options.

(a)          At the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under the Company’s 1999 Stock Incentive Plan, as amended, and 2009 Stock Incentive Plan, as amended (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such canceled Company Stock Option as soon as practicable following the Effective Time (but in no event later than five (5) days after the Effective Time) an amount in cash equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option (the “Option Consideration”); provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof.

(b)          Prior to the Effective Time, the Company shall adopt such resolutions as may be reasonably required to effectuate the provisions of this Section 3.2.

(c)          In accordance with Section 3.4, the Surviving Corporation will be entitled to deduct and withhold from the Option Consideration otherwise payable to any holder of a Company Stock Option such amount that the Company is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law.  The Surviving Corporation will promptly pay or cause to be paid any amounts withheld pursuant to this Section 3.2(c) for applicable foreign, federal, state and local Taxes to the appropriate Governmental Entity on behalf of such holders of Company Stock Options.

(d)          Except as otherwise provided herein or agreed to by the Parties, the Company Stock Plans will terminate effective as of the Effective Time and the Company will use its reasonable best efforts to cause the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary to be canceled as of the Effective Time.

SECTION 3.3  Exchange and Payment.

(a)          Prior to the Effective Time, Parent shall (i) appoint an institution reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) in accordance with an agreement reasonably satisfactory to the Company to receive the funds necessary to make the payments contemplated by Section 3.1 and (ii) deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of Shares for exchange in accordance with this Article III, cash in an amount sufficient to make the payments of the Merger Consideration (such cash consideration being deposited hereinafter referred to as the “Payment Fund”).  The Paying Agent shall, pursuant to irrevocable instructions, make payments out of the Payment Fund as provided for in this Article III and the Payment Fund shall not be used for any other purpose.  All expenses of the Paying Agent shall be paid by Parent or the Surviving Corporation.

(b)          Promptly after the Effective Time and in any event not later than the third Business Day following the Effective Time, Parent shall mail, or shall cause the Paying Agent to mail, to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) and each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 3.1(a), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and subject to review and comment by the Company) and (ii) instructions for use in effecting the surrender of such Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 3.1.  Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal (or, in the case of a Book-Entry Share, upon delivery of such letter of transmittal or upon the entry through a book-entry transfer agent of the surrender of such Book-Entry Shares on a book-entry account statement), duly completed and validly executed in accordance with the instructions thereto and such other documents as the Paying Agent may reasonably require (a “Proper Delivery”), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor by check or wire transfer an amount in cash equal to the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share.  Such payment of the Merger Consideration shall be sent to such holder by the Paying Agent as soon as practicable after the date of the Proper Delivery, and any Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(c)          If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such tax either has been paid or is not applicable.

(d)          If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(e)          Until surrendered as contemplated by this Section 3.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Share, as applicable, pursuant to Section 3.1.

(f)          Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first business day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(g)          All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

(h)          The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than three months or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively.  If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 3.4), Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.  Any interest and other income resulting from such investments shall be payable to the Surviving Corporation.

(i)          At any time following the date that is nine months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificate or Book-Entry Shares, without any interest thereon.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

SECTION 3.4  Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 3.5  Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL.  Dissenting Shares shall be treated in accordance with Section 262 of the DGCL.  If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 3.1(a).  The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any Shares, any attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal.  Parent shall have the right to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL, and the Company shall have the right to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, without the prior consent of Parent, make any payment with respect to, or compromise, offer to settle or settle, any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed or reflected in the Company SEC Documents filed prior to the date of this Agreement or (b) as set forth in the corresponding sections or subsections of the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 4.1  Organization, Standing and Power.

(a)          Each of the Company and its Subsidiaries (other than its Immaterial Subsidiaries) (i) is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets or properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)          The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), as well as the corresponding organizational documents of the Company’s Subsidiaries (other than its Immaterial Subsidiaries), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.  The Company is not in violation of any provision of the Company Charter or Company Bylaws in any material respect and the Company’s Subsidiaries (other than its Immaterial Subsidiaries) are not in violation of their corresponding organizational documents in any material respect.

SECTION 4.2  Subsidiaries.

(a)          Section 4.2(a) of the Company Disclosure Letter sets forth a correct and complete list of each Subsidiary of the Company, its form of organization, its respective jurisdiction of incorporation or formation, if applicable, and the holders of the outstanding capital stock or other equity interests of such Subsidiaries.  The Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person, other than the Subsidiaries of the Company.

(b)          All of the outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable, and (ii) except as set forth in Section 4.2(b) of the Company Disclosure Letter, all such shares or equity interests are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all Liens, and free of any other limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or equity interests.

SECTION 4.3  Capital Stock.

(a)          The authorized capital stock of the Company consists of (a) 108,000,000 Shares, of which 90,000,000 shares are Class A Common Stock and 18,000,000 shares are Class B Common Stock, and (b) 2,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on January 16, 2013, (i) 35,607,495 Shares (excluding treasury shares) were issued and outstanding (of which 27,567,971 were Class A Common Stock and 8,039,524 were Class B Common Stock), all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) 2,421,617 Shares were held in treasury by the Company (with no Shares being held by any of the Company’s Subsidiaries), (iii) no shares of Preferred Stock were outstanding, and (iv) an aggregate of 3,635,136 Shares were subject to outstanding Company Stock Options issued pursuant to the Company Stock Plans.

(b)          Section 4.3(b)(i) of the Company Disclosure Letter sets forth (x) a correct and complete list of all owners of Class B Common Stock and the ownership of each such person as of the date hereof and (y) all outstanding Company Stock Option grants with the exercise price, expiration date, and number of Shares such option applies to.  Each of the outstanding Shares is duly authorized, validly issued, fully paid and nonassessable.  Except as set forth above, and as set forth in Section 4.3(b)(ii) of the Company Disclosure Letter, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) preemptive rights, options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(c)          Except as set forth in Section 4.3(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, antidilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

SECTION 4.4  Authority.

(a)          The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, subject to the adoption and approval of this Agreement by the holders of at least 80% of the Voting Power (as defined in the Company Charter) (the “Company Stockholder Approval”).  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject  to obtaining the Company Stockholder Approval and filing the Certificate of Merger with the Delaware Secretary of State as required by the DGCL.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)          As of the date hereof, the Company Board has adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, (iii) directing that the adoption of this Agreement, the Merger and the other transactions contemplated hereby be submitted to a vote at a meeting or by written consent of the stockholders of the Company, and (iv) resolving to recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 6.4.

(c)          The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Merger.

SECTION 4.5  No Conflict; Consents and Approvals.

(a)          The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby, do not and will not (i) conflict with, or violate, or constitute or result in a default under, the Company Charter, or the Company Bylaws, or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below and set forth in Section 4.5(b) of the Company Disclosure Letter have been obtained and all filings described in such clauses and Section 4.5(b) of the Company Disclosure Letter have been made, conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound, (iii) except as set forth in Section 4.5(a) of the Company Disclosure Letter, result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of any obligations under, any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound, or (iv) result in the creation of any Lien upon the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), for any such conflict, breach, violation, default, termination, acceleration, or Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)          No consent, approval, order or authorization of, or filing or registration with, or notification to, any Governmental Entity (any of the foregoing being a “Consent”) is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Merger and the other transactions contemplated hereby, except as set forth on Section 4.5(b) of the Company Disclosure Letter and for (i) such filings and approvals as may be required under state takeover laws and any federal or state securities Laws, including compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), including filing with the SEC of the Company Proxy Statement, and state “blue sky” laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any filings required under the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”), (iii) such filings as necessary to comply with the applicable requirements of The NASDAQ Stock Market (the “NASDAQ”), (iv) those that may be required solely by reason of Parent’s or Merger Sub’s (as opposed to any other Person’s) participation in the transactions contemplated hereby, (v) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State, and (vi) any such other Consents, the failure of which to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 4.6  SEC Reports; Financial Statements.

(a)          Except as set forth in Section 4.6(a) of the Company Disclosure Letter: (i) the Company has filed or otherwise furnished or transmitted, as applicable, all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise furnished or transmitted by it with the SEC since January 1, 2010 (all such forms, reports, statements, certificates and other documents filed or otherwise furnished or transmitted since January 1, 2010 and subsequent to the date hereof, collectively, the “Company SEC Documents”) and (ii) as of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied, or if not yet filed or otherwise transmitted, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed or otherwise transmitted.  As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), the Company SEC Documents did not, and any Company SEC Documents filed with or otherwise transmitted to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)          The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated.  The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since January 1, 2012 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated.

(c)          The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.  The Company maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in its internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  Since January 1, 2010, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company.

(d)          Subject to any of the reserves set forth in the Balance Sheet, the accounts receivable shown therein have arisen solely out of bona fide transactions in the ordinary course of business.  Except as provided therein, Section 4.6(d) of the Company Disclosure Letter sets forth an aged list of unpaid accounts and notes receivable owing to the Company and its Subsidiaries as of December 31, 2012.  At the Closing, the Company shall provide Parent with an updated schedule of all accounts and notes receivable as of a date within five (5) Business Days before the Closing Date.

(e)          The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ, except for any non-compliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.  Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since January 1, 2010, neither the Company nor any of its Subsidiaries has extended, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(f)          The value of the Company’s and its Subsidiaries’ inventory as reflected in the Balance Sheet has been determined in accordance with GAAP.

SECTION 4.7  No Undisclosed Liabilities.  Except as set forth in Section 4.7 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any material Liabilities other than Liabilities (a) reflected or reserved against in the Balance Sheet, or (b) incurred in the ordinary course of business since September 30, 2012, that would not, individually or in the aggregate, have a Company Material Adverse Effect, except those liabilities that are (i) incurred in the ordinary course of business and (ii) not materially higher than those reflected or reserved against in Note K of the consolidated financial statements of the Company for the year ended December 31, 2011 and the footnotes thereto set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

SECTION 4.8  Certain Information.  The proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholder Meeting (such proxy statement, as amended or supplemented, the “Company Proxy Statement”) will not at the time such document is first mailed to the Company’s stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Company Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Company Proxy Statement.

SECTION 4.9  Absence of Certain Changes or Events.  Since the date of the Balance Sheet through the date of this Agreement, the Company and its Subsidiaries have conducted their business in the ordinary course of business and there has not been:

(a)          any Company Material Adverse Effect;

(b)          any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company;

(c)          any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries; or

(d)          any change in accounting principles by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or regulatory accounting principles.

SECTION 4.10  Litigation.  Except as set forth in Section 4.10 of the Company Disclosure Letter, as of the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties by or before any Governmental Entity which, individually or in the aggregate, would have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is subject to any outstanding Order which, individually or in the aggregate, has had a Company Material Adverse Effect or would prevent, materially delay or materially impair the consummation of the Merger or the other transactions contemplated hereby.

SECTION 4.11  Compliance with Laws.  Except with respect to the matters covered by Sections 4.6, 4.8, 4.12, 4.14, 4.15, 4.21 and 4.22, the Company and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or in the aggregate, have a Company Material Adverse Effect.  Except for notices relating to a noncompliance that has not had a Company Material Adverse Effect, since January 1, 2010, the Company has not received any notice from a Governmental Entity stating that the Company or any of its Subsidiaries are not in compliance with any such Law.  Except with respect to the matters covered by Section 4.14, the Company and its Subsidiaries have in effect all permits, licenses, registrations, exemptions, authorizations, franchises, variances, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.  All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 4.12  Benefit Plans.

(a)                Section 4.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all material stock purchase, stock option, restricted stock, stock appreciation right, other equity-based compensation, severance, employment, consulting, termination, retention, retirement, post-retirement, tax gross-up, relocation, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan, vacation, personal time-off or sick pay and all other material employee benefit plans, programs or policies, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current and former director, officer, employee or independent contractor of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has had or has any present or future liability.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.”  With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof including all amendments and attachments thereto (or, if a plan is not written, an accurate written description thereof) and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination, opinion or advisory letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) the most recent summary plan description and other equivalent written communications by the Company or its Subsidiaries concerning the extent of the benefits provided under a Company Plan, and (iv) if applicable, (A) the most recently filed Form 5500 and attached schedules, (B) the most recent audited financial statements, (C) actuarial valuation reports with respect to the most recently completed plan year, and (D) attorney’s response to an auditor’s request for information.  No consent or action by any holder of any Company Stock Option is required in order for such Company Stock Options to be canceled in the manner described in Section 3.2.

(b)                With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 4.12(b) would not, individually and in the aggregate, have a Company Material Adverse Effect:

(i)            each Company Plan subject to ERISA has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan, as of the date hereof, have been timely made or have been reflected in the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Documents;

(ii)           except as set forth in Section 4.12(b)(ii) of the Company Disclosure Letter, each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iii)          there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;

(iv)          neither the Company nor any of its Subsidiaries has any material liability under Chapter 43 of the Code with respect to any Company Plan, or has incurred or reasonably expected to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA;

(v)           no Company Plan is subject to Title IV of ERISA or subject to Section 412 of the Code;

(vi)          no Company Plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA);

(vii)         the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation;

(viii)       except as set forth in Section 4.12(b)(viii) of the Company Disclosure Letter, none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby, and, for the avoidance of doubt, the execution, delivery of and performance by the Company of its obligations under the transactions contemplated hereby will not (either alone or upon occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code;

(ix)          except as set forth in Section 4.12(b)(ix) of the Company Disclosure Letter, since September 30, 2012, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Plan which would materially increase (but excluding any increases in the ordinary course of business with respect to the Company’s health insurance plans) the expense of maintaining such plan above the level of the expense incurred therefor for the nine months ended September 30, 2012;

(x)           except as contemplated or required by this Agreement and as set forth on Section 4.12(b)(x) of the Company Disclosure Letter, no Company Plan exists that as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in combination with any subsequent event(s)): (A) could entitle any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries to severance or any similar payment or any increase therein upon any termination of employment or service after the date of this Agreement, (B) will result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (C) will limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any of the Company Plans or (D) result in payments under any of the Company Plans which would not be deductible under Section 162(m) of the Code;

(xi)          neither the Company nor any of its Subsidiaries has any liability to any current or former director, officer, employee or independent contractor to provide post-employment or post-retirement life insurance, health, medical or other welfare benefits either to them or beneficiaries or dependents thereof, except for (A) coverage mandated by applicable Law or (B) coverage that continues until the end of the month during which such termination of employment or separation from service occurs;

(xii)         each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Sections 409A(d)(1) or 457A of the Code subject to Sections 409A or 457A of the Code and each award thereunder is in material compliance (in operation and in form) with Sections 409A and 457A of the Code, respectively, and no such plan or any awards thereunder would subject any service provider of the Company or any of its Subsidiaries to taxes pursuant to Sections 409A(a)(1) or 457A(c) of the Code as a result of participation in any such plan or holding of any award thereunder; and

(xiii)        neither the Company nor any of its Subsidiaries is required to gross up or reimburse a payment to any employee for taxes incurred under Section 4999, 409A or 457A of the Code.

(c)                Except as set forth in Section 4.12(c) of the Company Disclosure Letter and except as would not have, individually and in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have classified all individuals who perform or who have performed services for them correctly under each Company Plan, ERISA, the Code and other applicable Law as common law employees, independent contractors or leased employees.

(d)                Any material Company Plans that are maintained outside the jurisdiction of the United States or cover any employee residing or working outside the United States are set forth in Section 4.12(a) of the Company Disclosure Letter and referred to as “Foreign Benefit Plans”.  With respect to any Foreign Benefit Plans, except as, individually and in the aggregate, would not have a Company Material Adverse Effect, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable Laws, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality and (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the Company or applicable Subsidiary.

(e)                All outstanding Company Stock Options are evidenced by the forms of Company Stock Option agreements delivered or made available to Parent, and no Company Stock Option agreement contains terms that are materially inconsistent with, or in addition in any material respect to, the terms contained therein.  Upon any issuance of any Shares in accordance with the terms of the Company Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens.  Section 4.12(e) of the Company Disclosure Letter sets forth all outstanding Company Stock Option grants with the name of the holder of such option, the exercise price, expiration date, number of Shares such option applies to and vesting schedule.

SECTION 4.13  Labor Matters.  Except as set forth in Section 4.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, is bound by, or is negotiating in connection with entering into any collective bargaining agreement, contract or other agreement or understanding with any labor union, works council or labor organization or is the subject of any proceeding seeking to compel it to bargain with any labor organization as to wages or conditions of employment.  There is no pending labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries (and in the past one year there has not been any such action), except as would not, individually or in the aggregate, have a Company Material Adverse Effect.  No consent or approval of, or notification or information to, or consultation with, any labor union, labor organization, works council, or other employee representative body is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company.  In the eighteen (18) months prior to the date hereof, neither the Company nor any of its Subsidiaries has executed or announced (i) a “plant-closing” (as defined under the U.S. Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local law, “WARN”) or (ii) such other layoff, reduction in force or employment terminations sufficient in number to trigger application of WARN.

SECTION 4.14  Environmental Matters.

(a)          Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:  (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) to the knowledge of the Company, there are no Materials of Environmental Concern at, in or under, or have been Released from any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any Release or threatened Release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such Release or threatened Release, to the extent such matter has been conclusively resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its Subsidiaries has received any written claim or complaint, or is presently subject to any Action, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing.

(b)          Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 4.14 are the only representations and warranties in this Agreement with respect to the matters covered therein.

SECTION 4.15  Taxes.

(a)          Except as set forth on Section 4.15(a) of the Company Disclosure Letter and except to the extent a breach or inaccuracy of one or more of the following clauses in this Section 4.15(a) would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) all Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed (after giving effect to any extensions of time in which to make such filings); (ii) all such Tax Returns are true and complete; (iii) all Taxes that are due and payable by the Company or any of its Subsidiaries (whether or not shown as due and payable on such Tax Returns) have been paid or will be timely paid (other than those being contested in good faith for which provision has been made to the extent required by GAAP on the most recent balance sheet included in the Company SEC Documents); (iv) the Company and any of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all Taxes required by Law to be withheld from such amounts and have been paid over to the proper Governmental Entity in a timely manner and all such withheld amounts to the extent due and payable; (v) the Company and any of its Subsidiaries have not waived any applicable statute of limitations with respect to United States federal or state income or franchise Taxes (except such waivers as may apply by reason of extending the time to file a Tax Return) in each case to the extent such waiver or agreement remains in effect; (vi) the Company and any of its Subsidiaries are not parties to any tax sharing agreement or tax sharing arrangement other than with each other and do not have any liability for Taxes of any other Person (other than the Company or any of its Subsidiaries), in each case other than agreements (and liabilities for Taxes resulting from agreements) the principal purpose of which does not relate to Taxes and liabilities for withholding Taxes incurred in the ordinary course of business; (vii) no Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Encumbrances; (viii) as of the date of this Agreement, there are no audits, examinations, investigations, litigation or other proceedings pending, or threatened in writing against the Company or any of its Subsidiaries with respect to Taxes; (ix) during the past three years, none of the Company or its Subsidiaries has been a party to a transaction described in Section 355 of the Code; (x) all assessments for Taxes due with respect to any finally settled examinations or any finally concluded litigation, in each case with respect to Taxes, have been fully paid or provision has been made for such amounts on the most recent balance sheet included in the Company SEC Documents to the extent required by GAAP; (xi) no written claim has been made by a Governmental Entity that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns; and (xii) the Company and its Subsidiaries have not been a party to nor engaged in any transaction that is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations.

(b)          Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 4.15 and Sections 4.10, 4.11 and 4.12 are the only representations and warranties in this Agreement with respect to Taxes.

SECTION 4.16  Contracts.  Except as filed with the SEC, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by (a) except as set forth on Section 4.16(a) of the Company Disclosure Letter, any contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (b) any material contract pursuant to which the Company or a Subsidiary of the Company has granted “most favored nation” status; (c)  except as set forth on Section 4.16(c) and (d) of the Company Disclosure Letter, any contract that materially limits the type of business or geographic regions in which the Company or any of its Subsidiaries may engage in any business; or (d) except as set forth on Section 4.16(c) and (d) of the Company Disclosure Letter, any license or distribution contract with respect to Intellectual Property or other contract that prohibits or limits the right of the Company or any of its Subsidiaries to use, transfer, license, distribute or enforce any of their respective Intellectual Property rights (provided, that for this subsection (d) the Company shall not be required to include immaterial contracts that (i) do not relate to Company Registered IP in Asia or its use in Asia, or (ii) do not require a payment(s) of money to or from the Company or any of its Subsidiaries in excess of $50,000 in any 12-month period, or (iii) will expire not later than December 31, 2013).  Each such contract described in subsections (a) and (b) above is referred to herein as a “Material Contract”.  Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, any other party thereto, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there is no default under any Company Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto.

SECTION 4.17  Insurance.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) all material insurance policies of the Company and its Subsidiaries (“Insurance Policies”) are in full force and effect and provide insurance in such amounts and against such risks as management has determined to be prudent in accordance with industry practices, and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such Insurance Policies.  All premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually and in the aggregate, have not had a Company Material Adverse Effect.

SECTION 4.18  Real Property.

(a)          Owned Real Property.  Section 4.18(a)(i) of the Company Disclosure Letter sets forth (x) a list of the real property owned by the Company (the “Owned Real Property”), which real property is owned in fee simple, (y) a description of the principal functions conducted at each parcel of Owned Real Property and (z) a correct street address and such other information as is reasonably necessary to identify each parcel of Owned Real Property.  Except as set forth in Section 4.18(a)(ii) of the Company Disclosure Letter, the Company has good and marketable title to the Owned Real Property, free and clear of all Liens other than Permitted Encumbrances and there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

(b)          Leased Real Property.  Section 4.18(b) of the Company Disclosure Letter sets forth a list of the existing leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any material real property (such property, the “Leased Real Property”), including the addresses of such property and the use of such property.  The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Encumbrances, in each case subject to the terms of the applicable lease, sublease or occupancy agreement, copies of which have been provided to Parent.  The Leases are each in full force and effect and none of the Company or any of its Subsidiaries is in material breach of or default under, or has received written notice of any material breach of or default under, any Lease, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches and defaults, terminations, modifications, accelerations or repudiations which would not, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 4.19  Assets; Personal Property.  Except as set forth in Section 4.19 of the Company Disclosure Letter, (a) the machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and (b) the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such tangible personal property and assets material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except for Permitted Encumbrances.

SECTION 4.20  Intellectual Property.

(a)          Section 4.20(a)(i) of the Company Disclosure Letter sets forth a true and complete list of Intellectual Property owned by the Company or any of its Subsidiaries on the date hereof that is registered or for which applications have been filed with any Governmental Entity, indicating for each registered item the name of the owner, the registration or application number and the applicable filing jurisdiction (collectively, “Company Registered IP”).  Except as set forth on Section 4.20(a)(ii) of the Company Disclosure Letter, no Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is threatened with respect to any of the Company Registered IP.  Except as set forth on Section 4.20(a)(iii) of the Company Disclosure Letter, all Company Registered IP and other Intellectual Property owned by the Company or any of its Subsidiaries is owned by the Company or one its Subsidiaries free and clear of all Liens and, to knowledge of the Company, all Company Registered IP that is material to the business of the Company or any of its Subsidiaries is valid and enforceable in all material respects.  Except as set forth on Section 4.20(a)(iv) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice or claim in the year prior to the date hereof challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved.  Except as set forth on Section 4.20(a)(v) of the Company Disclosure Letter, none of the Company Registered IP has been adjudged invalid or unenforceable by final order or judgment of any court of competent jurisdiction.

(b)                    Except as set forth on Section 4.20(b) of the Company Disclosure Letter and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) to the knowledge of the Company, the Company and its Subsidiaries are not infringing upon or misappropriating any Intellectual Property of any third party in connection with the conduct of their respective businesses as currently conducted, and neither the Company nor any of its Subsidiaries has received since January 1, 2010, any written notice or claim asserting that any such infringement or misappropriation is occurring, which notice or claim remains pending or unresolved, (ii) to the knowledge of the Company, no third party is misappropriating, diluting or infringing any Intellectual Property owned by the Company or any of its Subsidiaries, and (iii) no Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.  To the knowledge of the Company, the Merger will not impair the right, title or interest of the Company or any Subsidiary in or to any material Intellectual Property that is owned by the Company or any of its Subsidiaries.

(c)                    For purposes of this Section 4.20, the terms “dilute,” “dilution,” and variations thereof mean and refer to the lessening of the capacity of a famous Trademark to identify and distinguish goods or services.

SECTION 4.21  Compliance with Export Control Laws.  The operations of the Company and its Subsidiaries are, and have at all times since January 1, 2010 been, in material compliance with all applicable federal, state and local laws, statutes, regulations, executive orders, rules, codes, or ordinances enacted, adopted, issued or promulgated by the United States or any United States state or local Governmental Entity, and all authorizations, in each case relating to the import or export of goods or trading embargoes or other trading restrictions, including the Export Administration Act, the Export Administration Regulations, the Trading with the Enemy Act, the International Economic Emergency Powers Act, and executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

SECTION 4.22  Foreign Corrupt Practices Act.  Neither the Company nor any of its Subsidiaries, nor any director, officer, or employee, nor, to the knowledge of the Company, any agent or representative of the Company or any of its Subsidiaries, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

SECTION 4.23  Products Liability.  Each product designed, sold or distributed by the Company or any of its Subsidiaries since January 1, 2010 has been in conformity in all material respects with all applicable material Laws, and the Company and its Subsidiaries do not have any Liability in excess of $50,000 for personal injuries, replacement or other damages in connection therewith.  Except as set forth on Section 4.23 of the Company Disclosure Letter, since January 1, 2010, no Action has been filed by or before any Governmental Entity, is pending or, to the knowledge of the Company, threatened in writing alleging that products designed by the Company or any of its Subsidiaries are or were defective in any material respect.

SECTION 4.24  Suppliers; Customers.

(a)          Section 4.24(a)(i) of the Company Disclosure Letter sets forth the ten (10) largest suppliers of the Company and its Subsidiaries on a consolidated basis (based on dollar amounts of products supplied to the Company and its Subsidiaries) for the years ended December 31, 2010 and 2011 (the “Material Suppliers”) and the amounts for which such Material Suppliers invoiced the Company and its Subsidiaries during such periods.  Except as set forth on Section 4.24(a)(ii) of the Company Disclosure Letter, (i) all Material Suppliers continue to be suppliers of the Company and its Subsidiaries as of the date hereof; and (ii) since December 31, 2011, no Material Supplier has terminated its relationship with the Company or its Subsidiaries or, to the knowledge of the Company, threatened to do so.

(b)          Section 4.24(b) of the Company Disclosure Letter sets forth the ten (10) largest customers of the Company and its Subsidiaries on a consolidated basis (based on dollar amounts of products purchased from the Company and its Subsidiaries) for the years ended December 31, 2010 and 2011 (the “Material Customers”) and the amounts for which the Company and its Subsidiaries invoiced such Material Customers during such periods.  All Material Customers continue to be customers of the Company and its Subsidiaries as of the date hereof.  Since December 31, 2011, no Material Customer has terminated its relationship with the Company or its Subsidiaries or, to the knowledge of the Company, threatened to do so.

SECTION 4.25  State Takeover Statutes.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.10, the resolutions of the Company Board referred to in Section 4.4(b) are sufficient to render the provisions of Section 203 of the DGCL inapplicable to Parent and Merger Sub and to this Agreement, the Support Agreement, the Merger and the other transactions contemplated hereby.  No other “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under any state Laws in the United States apply to this Agreement or any of the transactions contemplated hereby.

SECTION 4.26  Affiliate Transactions.  Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof and for any intercompany agreements, all of which have been provided to Parent prior to the date hereof, no executive officer or director of the Company is a party to any Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last three years.  Section 4.26 of the Company Disclosure Letter sets forth a correct and complete list of the contracts that are in existence as of the date hereof under which the Company has any existing or future liabilities between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (a) present executive officer or director of either the Company or any of its Subsidiaries or (b) record or Beneficial Owner of more than 5% of the Company common stock as of the date hereof (each, an “Affiliate Transaction”).  The Company has made available to Parent correct and complete copies of, or the form of, each contract provided for each Affiliate Transaction.

SECTION 4.27  Brokers.  No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, officers, directors or employees.

SECTION 4.28  Opinion of Financial Advisor.  Goldman, Sachs & Co. has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters, limitations, assumptions and factors set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Shares, taken in the aggregate, pursuant to this Agreement is fair from a financial point of view to such holders.

SECTION 4.29  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or any of their respective businesses, or with respect to any other information provided to Parent or Merger Sub or any of their Representatives in connection with the transactions contemplated by this Agreement.  Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain virtual or physical “data rooms”, confidential information memoranda, or management presentations in expectation of the transactions contemplated by this Agreement; provided, that this sentence shall not limit any remedy available in the event of fraud or willful misconduct of the Company or its Representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and the Merger Sub, jointly and severally, represent and warrant to the Company as follows:

SECTION 5.1  Organization, Standing and Power.

(a)          Each of Parent and Merger Sub (i) is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets or properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)          Parent has previously furnished to the Company a true and complete copy of the organizational documents of each of Parent and Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.  Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws in any material respect.

SECTION 5.2  Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger, and the other transactions contemplated hereby, subject to the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of the Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

SECTION 5.3  No Conflict; Consents and Approvals.

(a)          The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, will not (i) conflict with or violate or constitute or result in a default under the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law or Order applicable to Parent or Merger Sub or by which any of their respective properties are bound, or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, termination, or acceleration that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)          No Consent of any Governmental Entity is required on the part of Parent or Merger Sub or any of their Affiliates in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except for (i) such filings and approvals as may be required under state takeover laws and any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and state “blue sky” laws, (ii) the filings required under the HSR Act and any filings required under applicable Foreign Antitrust Laws, (iii) such filings as necessary to comply with the applicable requirements of the NASDAQ, (iv) those that may be required solely by reason of the Company’s (as opposed to any other Person’s) participation in the transactions contemplated hereby, (v) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State, and (vi) any such other Consents, the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 5.4  Certain Information.  None of the information supplied or to be supplied by Parent, Merger Sub or their respective officers, directors, representatives, agents or employees for inclusion or incorporation by reference in the Company Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Company Proxy Statement.

SECTION 5.5  Litigation.  As of the date of this Agreement, there are no Actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries (including but not limited to Merger Sub) or any of their respective properties by or before any Governmental Entity which, individually or in the aggregate, would have a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries (including but not limited to Merger Sub) is subject to any outstanding Order which, individually or in the aggregate, has had a Parent Material Adverse Effect.

SECTION 5.6  Compliance with Law.  Each of Parent and Merger Sub is in compliance with all Laws which would materially affect its ability to perform its obligations hereunder.

SECTION 5.7  Ownership and Operations of Merger Sub.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or as incidental thereto.  The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.01 per share.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, validly issued and owned directly or indirectly by Parent.

SECTION 5.8  Funding of the Merger.

(a)          Parent and Merger Sub (collectively, and without giving effect to any assets owned by their consolidated subsidiaries) currently have and will have, at all times prior to, and as of the date of, the consummation of the Merger, sufficient cash, cash equivalents, available unconditional lines of credit, marketable securities or other sources of immediately available funds in each case that are readily convertible to U.S. dollars and deployable by the Parent and Merger Sub without any legal or other condition or restriction, to consummate the Merger and the other transactions contemplated hereby, including payment of all amounts required to be paid pursuant to Article III, and to pay all related fees and expenses. Without limiting the foregoing, any such amounts contemplated to be paid by Parent and Merger Sub hereunder may be funded by Parent and its Subsidiaries, and their existing lines of credit.

(b)          The execution and delivery by Parent and Merger Sub of their respective obligations under this Agreement and any other agreement or instrument to be executed in connection herewith, the performance of their respective obligations hereunder or thereunder (assuming for purposes hereof that (i) such performance were to occur on the date hereof or any other date on or prior to the Termination Date and (ii) the Company has performed all obligations required of it hereunder), the consummation of the Merger and the other transactions contemplated hereby, and the payment of all amounts required to be paid pursuant to Article III or otherwise in respect of any related fees and expenses does not and will not, require the Company or any of its Subsidiaries or Affiliates to fund any portion of the Merger Consideration, or assume any liability, of the Parent, Merger Sub, any of their respective Subsidiaries or any creditor or other counterparty of any thereof for the benefit of Parent, Merger Sub, or any of their respective Subsidiaries, which shall include, without limitation, any requirement to cause the Company or any of its Subsidiaries or Affiliates to distribute or sell any assets for the purpose of financing the Merger Consideration (or any debt incurred to finance the Merger Consideration) or guaranty or otherwise grant a lien, pledge, encumber, hypothecate or otherwise burden any of the Company’s (or any of its Subsidiaries’ or Affiliates’) assets in favor of, or for the benefit of Parent, Merger Sub or any of their respective Subsidiaries, or any creditor or other counterparty of, Parent, Merger Sub or any of their respective Subsidiaries for the benefit of Parent, Merger Sub, or any of their respective Subsidiaries (any of the foregoing being referred to herein as a “Seller Assumption Event”).  Without limiting the foregoing, Credit Arrangements, the proceeds of which are used solely to refinance the Company’s existing financing arrangements and to provide working capital for the Surviving Corporation and its subsidiaries after the Effective Time, shall not constitute a Seller Assumption Event.

SECTION 5.9  Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby.  The vote or consent of a Subsidiary of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 5.10  Ownership of Company Capital Stock.  Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).  Neither Parent nor Merger Sub nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any Shares or is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

SECTION 5.11  Brokers.  No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 5.12  No Other Representations or Warranties; Disclaimer Regarding Estimates and Projections. Parent and Merger Sub acknowledge that none of the Company, its Affiliates or any other Person acting on behalf of the Company (a) has made any representation or warranty, express or implied of any kind, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the assets of, or held by, the Company or any Subsidiary of the Company, or (b) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its business or any of its Affiliates, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be disclosed on the Company Disclosure Letter hereto.  Parent and Merger Sub further agree that none of the Company, its Affiliates or any other Person acting on behalf of the Company will have or be subject to any liability, except as specifically set forth in this Agreement, to Parent, Merger Sub or any other Person resulting from the distribution to Parent, for Parent’s use, of any such information, including, any information, document, projections, forecasts or other material made available to Parent in physical or virtual “data rooms,” confidential information memoranda, or management presentations in expectation of the transactions contemplated by this Agreement; provided, that this sentence shall not limit any remedy available in the event of fraud or willful misconduct by the Company or its Representatives.

SECTION 5.13  Access to Information.  Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review, and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on any representation or warranty by any Person regarding the Company and its Subsidiaries, except as expressly set forth in Article IV.

ARTICLE VI

COVENANTS

SECTION 6.1  Conduct of Business of the Company.

(a)          The Company covenants and agrees that, during the period from the date hereof until the Effective Time or the date this Agreement is terminated pursuant to Article VIII herein, as applicable, except (i) as expressly required by this Agreement, (ii) as disclosed in Section 6.1(b) of the Company Disclosure Letter, (iii) as required by applicable Law or GAAP, or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to use reasonable best efforts to conduct its business in the ordinary course of business, to preserve substantially intact its business organization and to preserve its present relationships with Governmental Entities, customers, suppliers, distributors, creditors, lessors and other Persons with which it has material business relations; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 6.1(b).

(b)          Between the date of this Agreement and the Effective Time, except (i) as expressly required or contemplated by this Agreement, (ii) as disclosed in Section 6.1(b) of the Company Disclosure Letter, (iii) as required by applicable Law or GAAP, or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), neither the Company nor any of its Subsidiaries shall:

(i)            amend or otherwise change or propose any change in its certificate of incorporation or bylaws or any similar governing instruments, or amend any material term of any outstanding security of the Company or any of its Subsidiaries;

(ii)           merge or consolidate the Company or any of its Subsidiaries with any other Person or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries;

(iii)          issue, deliver, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer, encumbrance of any shares of capital stock, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or grant to any Person any right to acquire any shares of its capital stock, or any equity based awards or equity-based compensation except pursuant to the exercise of Company Stock Options or settlement of other awards outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof) and in accordance with the terms of such instruments;

(iv)         declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries) or enter into any agreement with respect to the voting of its capital stock;

(v)           adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with the cashless exercises or similar transactions pursuant to the exercise of Company Stock Options or settlement of other awards or obligations outstanding as of the date hereof or permitted to be granted after the date hereof) or securities convertible or exchangeable into or exercisable for any shares of its capital stock, or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(vi)          (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value in excess of $500,000 individually or $1,000,000 in the aggregate, other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing contracts; (B) sell, transfer, license or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets except (I) sales or dispositions of assets other than Intellectual Property having a value of less than $500,000 individually or $1,000,000 in the aggregate, (II) sales or dispositions of inventory and other assets (other than Intellectual Property) in the ordinary course of business or (III) pursuant to existing contracts that have been provided to Parent; or (C) fail to maintain in sufficient condition and repair to operate the business as presently conducted, ordinary wear and tear excepted, the material tangible assets and equipment of the Company and its Subsidiaries;

(vii)         (A) enter into, materially amend or terminate any Material Contract or other contract providing for obligations in excess of $500,000 per year, (B) cancel, modify or waive any debts or claims held by it or waive any default or rights having in each case a value in excess of $500,000;

(viii)        (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), (B) incur, issue or modify in any material respect the terms of any indebtedness for borrowed money or issue any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, or (C) defease, cancel, acquire, assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (whether directly or indirectly, contingently or otherwise) (other than a guaranty by the Company on behalf of its Subsidiaries), in each case, in excess of $500,000 individually or $1,000,000 in the aggregate;

(ix)          create or incur any Lien material to the Company or any of its Subsidiaries not incurred in the ordinary course of business on any assets of the Company or any of its Subsidiaries having a value in excess of $500,000;

(x)           except to the extent required by applicable Law (including Section 409A of the Code), existing Company Plans in effect as of the date hereof, or as contemplated by Section 6.9, (A) before the Target Date, increase the annual compensation of any director, officer, employee or independent contractor of the Company or any of its Subsidiaries or, on or after the Target Date, increase by more than 5% the annual compensation of any present director, officer, employee or independent contractor of the Company or any of its Subsidiaries who, as of the date hereof, receives an annual compensation of $150,000 and above, (B) materially change the benefits of any present or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (C) grant any severance or termination pay to any present or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries or any retention pay (other than cash retention benefits not to exceed $1,500,000 in the aggregate payable to active employees of the Company and its Subsidiaries); provided, that the employees that such benefits shall be allocated to and the amounts of such allocations shall be subject to approval by Parent (which approval shall not be unreasonably withheld or delayed)), (D) before the Target Date, (1) enter into any employment, consulting or severance agreement or arrangement with any of its present or prospective directors, officers, employees or independent contractors, or (2) hire any new director, officer, employee or independent contractor other than the hire of any new employee that (I) is a direct replacement for a terminated employee whose job function is reasonably necessary to operate the business and (II) earns a salary of less than $100,000 per annum; provided, that if Closing shall not have occurred before the Target Date and this Agreement is still in effect, the Company agrees that it will reasonably consult with Parent prior to taking any of the actions referred to in clauses (1) and (2) hereof, (E) other than travel advances provided in the ordinary course of business, loan or advance any money or other property to any present or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (F) increase the funding obligation or contribution rate of any Company Plan or allow for the commencement of any new offering periods under any employee stock purchase plan, (G) establish, adopt, enter into, amend or terminate any collective bargaining agreement or any compensation or benefit plan including any pension, retirement, profit-sharing, bonus, incentive, stock option, restricted stock, deferred compensation, severance, change in control or other employee benefit or welfare benefit plan, agreement, trust, fund policy or arrangement with or for the benefit of its employees or directors, or (H) use discretion to waive or accelerate any performance conditions applicable to, the vesting of, or the lapsing of restrictions with respect to, any bonus or incentive awards, or stock options or other stock-based compensation;

(xi)          effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries;

(xii)         implement or adopt any material change in its accounting policies or procedures, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xiii)        compromise, settle or agree to settle any Action, or consent to the same, other than compromises, settlements or agreements in the ordinary course of business that (i) do not relate to Intellectual Property and involve only the payment of money damages (1) not in excess of $500,000 individually or $1,000,000 in the aggregate or (2) consistent with the reserves reflected in the Balance Sheet, which in each case do not impose any material restriction on the business or operations of the Company or its Subsidiaries or (ii) relate to Intellectual Property and involve only the payment of money damages not in excess of $250,000 individually or $500,000 in the aggregate and which do not materially adversely affect the Intellectual Property of the Company and its Subsidiaries or impose any material restriction on the business or operations of the Company or its Subsidiaries or use of their Intellectual Property by Parent or the Surviving Corporation;

(xiv)        make any material Tax election or settle or compromise any material federal, state, local or foreign Tax claim, audit or assessment for an amount materially in excess of any corresponding liability therefor already reflected in the most recent balance sheet included in the Company SEC Documents, change any annual tax accounting period, change any method of Tax accounting that requires the approval or consent of any taxing authority or that otherwise constitutes a change in a material method of Tax accounting, enter into any material closing agreement relating to any Tax that could result in liability materially in excess of the amount of any liability for such Tax already reflected in the most recent balance sheet included in the Company SEC Documents, or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(xv)         make or authorize any capital expenditure in excess of $500,000 individually or $1,000,000 in the aggregate;

(xvi)        take any action or omit to take any action that is reasonably likely to result in any of the conditions set forth in Article VII hereof not being satisfied;

(xvii)       fail to maintain in full force and effect the Insurance Policies;

(xviii)      fail to take all commercially reasonable actions to maintain all material Intellectual Property of the Company and its Subsidiaries, including appealing rejections and adverse court decisions and avoiding cancellations and challenges;

(xix)        enter into any new sponsorship or renew any existing sponsorship;

(xx)          enter into any new license related to Intellectual Property or any new distribution agreement or renew any existing license related to Intellectual Property or distribution agreement, except for (A) in the case of licenses related to Intellectual Property, licenses that require payment(s) of money to or from the Company or any of its Subsidiaries of $100,000 or less during the term of the license, or (B) in the case of distribution agreements, distribution agreements that require distribution of 75,000 pairs or less during the term of the distribution agreement; or

(xxi)         agree, authorize or commit to do any of the foregoing.

SECTION 6.2  Conduct of Business of Parent and Merger Sub Pending the Merger.  From and after the date hereof and prior to the Effective Time, and except as may otherwise be required by applicable Law, each of Parent and Merger Sub agree that it shall not, directly or indirectly, take any action which is intended to or which would reasonably be expected to (a) materially adversely affect or materially delay the ability of Parent or Merger Sub from obtaining any approvals of any Governmental Entity necessary for the consummation of the transactions contemplated hereby, subject to Section 6.8, (b) materially delay or materially interfere with its performance of, or cause a failure to perform, its covenants or agreements in all material respects, (c) cause its representations and warranties set forth in Article V to be untrue, except for such inaccuracies that would not have a Parent Material Adverse Effect, or (d) otherwise, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 6.3  No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 6.4  Acquisition Proposals.

(a)          Except as set forth in this Section 6.4, the Company agrees that, during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 8.1 hereof and the Company Stockholder Approval, neither it nor any of its Subsidiaries shall, and it shall direct its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal, (ii) engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries or provide any Person access to the business, properties, assets, books, records or any personnel of the Company or its Subsidiaries in connection with, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, (iv) approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal or (v) authorize, commit or agree to do any of the foregoing; provided, however, it is understood and agreed that any determination or action by the Company Board permitted under Section 6.4(b) or (c) or Section 8.1(c)(ii) shall not be deemed to be a breach of this Section 6.4(a).  The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.

(b)          Notwithstanding anything to the contrary in Section 6.4(a), at any time prior to the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of Section 6.4(a) and that the Company Board determines in good faith constitutes or may reasonably be expected to lead to a Superior Proposal, (i) furnish information with respect to the Company and its Subsidiaries, and provide access to the business, properties, assets, books, records and personnel of the Company and its Subsidiaries to the same extent provided to Parent, its Affiliates and their respective Representatives, to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement) and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, however, that the Company shall provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided or made available to Parent.

(c)          Except as permitted by this Section 6.4(c), neither the Company Board nor any committee thereof shall (i) withdraw, withhold, qualify or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Parent or Merger Sub, its recommendation of this Agreement or the Merger or (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any of such actions, an “Adverse Recommendation Change”).  Notwithstanding anything to the contrary herein, at any time prior to the Company Stockholder Approval, the Company Board or any committee thereof may (i) effect an Adverse Recommendation Change as a result of (A) any Acquisition Proposal made after the date hereof which the Company Board determined in compliance with this Section 6.4(c) is a Superior Proposal or (B) new developments occurring after the date of this Agreement, or (ii) terminate this Agreement pursuant to Section 8.1(c)(ii); provided, that:

(i)            the Company shall not be entitled to effect an Adverse Recommendation Change unless (A) the Company Board determines in good faith, after consultation with outside counsel that the failure to do so would be inconsistent with the Company Board’s exercise of its fiduciary duties under applicable Law, and (B) the Company Board has given Parent at least three (3) Business Days prior written notice of its intention to take such action and all information required by Section 6.4(d) and Parent does not make, within three (3) Business Days after receipt of such prior written notice (it being understood and agreed that any change to the financial or other material terms of any Acquisition Proposal that is the basis for an Adverse Recommendation Change shall require an additional prior written notice to Parent and a new three (3) Business Day period), a proposal that would, in the good faith determination of the Company Board (after consultation with its outside counsel and financial advisor), permit the Company Board not to effect a Company Adverse Recommendation Change;

(ii)           the Company shall not be entitled to terminate this Agreement pursuant Section 8.1(c)(ii) unless (A) the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) (after considering the terms of any proposal made by Parent as a result of information the Company has provided in (B) below) that such third party Superior Proposal would constitute a Superior Proposal, (B) the Company has given Parent at least three (3) Business Days’ prior written notice of its intention to take such action (which prior written notice shall specify the basis therefor and attach the most current version of any proposed agreement relating to the transaction that constitutes such Superior Proposal, the identity of the Person or group of Persons making such Superior Proposal and any other material terms and conditions of such Superior Proposal), (C) Parent does not make, within three (3) Business Days after receipt of the prior written notice provided for in clause (A) of this sentence (it being understood and agreed that any change to the financial or other material terms of such Superior Proposal shall require an additional prior written notice to Parent and a new three (3) Business Day period), a proposal that would, in the good faith determination of the Company Board (after consultation with its outside counsel and financial advisor), cause such Superior Proposal to no longer constitute a Superior Proposal, and (D) before or concurrently with any termination in accordance with this Section 6.4(c), the Company pays the Termination Fee pursuant to Section 8.3(c); or

(iii)          in determining whether to make an Adverse Recommendation Change in response to a Superior Proposal or to take such action pursuant to Section 8.1(c)(ii), the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to notices from the Company referred to in clauses (i) and (ii) above.

(d)          The Company promptly (and in any event within 24 hours) shall advise Parent orally or in writing of (i) any written Acquisition Proposal, (ii) any written request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal, and (iii) any written inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry or request and the terms and conditions of any such Acquisition Proposal, inquiry or request (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any Acquisition Proposal, inquiry or request (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(e)          The Company agrees that to the extent it releases or permits the release of any Person from, or waives or permits the waiver of any provision of, any confidentiality, “standstill,” or similar agreement to which the Company or any of its Subsidiaries is a party, the Confidentiality Agreement shall be deemed to be amended to waive or release Parent and its Affiliates from any equivalent restriction in the Confidentiality Agreement.  The Company will promptly request on or after the date hereof that each Person that has executed a confidentiality agreement within 12 months prior to the date hereof, in connection with its consideration of an Acquisition Proposal or equity investment by such Person, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

(f)          Nothing set forth in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law; provided, however, that if such disclosure does not reaffirm the Company’s recommendation of this Agreement or the Merger or has the substantive effect of withdrawing or adversely modifying the Company’s recommendation of this Agreement or the Merger, such disclosure shall be deemed to be an Adverse Recommendation Change and Parent shall have the right to terminate this Agreement as set forth in Section 8.1(d)(ii).

SECTION 6.5  Stockholder Meeting; Proxy Material.

(a)          The Company shall promptly following the date of this Agreement prepare and file with the SEC the Company Proxy Statement and, after completion of the review of the Company Proxy Statement by the SEC, cause the Company Proxy Statement to be disseminated to the Company’s stockholders as required by the United States federal securities Laws and the rules and regulations of the SEC promulgated thereunder (the “Federal Securities Laws”).  Parent and Merger Sub will furnish to the Company in writing, for inclusion in the Company Proxy Statement, the information relating to them required by applicable Law (including the Federal Securities Laws) to be set forth in the Company Proxy Statement and otherwise cooperate with the Company in its efforts to prepare, file and disseminate the Company Proxy Statement.  The Company shall cause the Company Proxy Statement to comply in all material respects with applicable Law (including the Federal Securities Laws) and to satisfy all rules of the NASDAQ.  Each of Parent, Merger Sub and the Company agree to promptly correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Company Proxy Statement as so corrected to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case, as and to the extent required by the Federal Securities Laws.  The Company shall use reasonable efforts to respond promptly to comments of the SEC or its staff with respect to the Company Proxy Statement.  If at any time prior to the Company Stockholder Meeting there shall occur any event that is required by applicable Law (including the Federal Securities Laws) to be set forth in an amendment or supplement to the Company Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement.  In addition, the Company agrees to provide Parent and Merger Sub and their Representatives with copies of any written comments, inform them of any oral comments that the Company or its Representatives may receive from the SEC or its staff with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information, in each case promptly after receipt of such comments or request.  The Parties shall cooperate to provide responses to such comments and the Company shall give Parent and Merger Sub a reasonable opportunity under the circumstances to review and comment upon any proposed written or oral responses to such comments and shall reasonably incorporate any comments of Parent and Merger Sub and their Representatives.  The Company shall provide Parent and Merger Sub with copies of any written comments or responses submitted by the Company in response thereto. The Company shall provide copies of the proposed forms of the Company Proxy Statement (or any amendment or supplement thereto) to Parent and Merger Sub and their Representatives within a reasonable time under the circumstances prior to the dissemination or filing thereof with the SEC for review and comment by Parent and its Representatives, and shall reasonably incorporate any comments of the Parent and its Representatives.  The Company shall not mail any Company Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects in a timely manner.  Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, subject to the terms of Section 6.4(c) hereof, the Company shall include in the Company Proxy Statement the recommendation of the Company Board.  The Company Proxy Statement shall also contain the opinion of Goldman, Sachs & Co. described in Section 4.28 and a copy of Section 262 of the DGCL.

(b)          The Company shall as soon as practicable after completion of the review of the Company Proxy Statement by the SEC, (x) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (the “Company Stockholder Meeting”), and (y) mail to the holders of the Shares as of the record date established for the Company Stockholder Meeting the Company Proxy Statement. The Company shall duly call, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable; provided, however, that in no event shall such meeting be held later than 40 calendar days following the date the Company Proxy Statement is mailed to the Company’s stockholders and any adjournments of such meeting shall require the prior written consent of the Parent (which shall not be unreasonably withheld, conditioned or delayed) other than in the case it is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which is required by court order or under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting.  Once the Company has established a record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholder Meeting without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or the Company Bylaws.  Unless the Company Board shall have effected an Adverse Recommendation Change in compliance with Section 6.4 of this Agreement, the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Company Stockholder Meeting are solicited in compliance with all applicable Laws and all rules of the NASDAQ.

SECTION 6.6  Cooperation with Respect to Credit Arrangements.  At the request of Parent, the Company shall, and shall cause its Subsidiaries and Representatives (including legal and accounting) to reasonably cooperate with Parent and Merger Sub to take steps to maintain or refinance the Company’s existing financing arrangements (including obtaining consents) and assist in setting up new credit arrangements for the Company to be effective as of or after the Effective Time (collectively, the “Credit Arrangements”); provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries; provided further, that neither the Company nor any of its Subsidiaries shall be required to commit to take any action prior to the Effective Time that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Effective Time, or relate to a Seller Assumption Event (including any such an event after the Effective Time).  For the avoidance of doubt, the Company’s cooperation with respect to Credit Arrangements that are intended for the purpose of financing the business of the Surviving Corporation after the Effective Time (and not to finance all or any portion of the Merger Consideration) shall not be deemed to be for the benefit of Parent, Merger Sub or their Subsidiaries for purposes of the definition of Seller Assumption Event, so long as (other than the issuance of a guaranty by Parent or an Affiliate in support thereof) the credit parties under the Credit Arrangements are limited to the Company and its Subsidiaries.  In addition, none of the Company or any of its Subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee (other than reasonable out-of-pocket costs) or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with actions requested by Parent in connection with the Credit Arrangements, prior to the Effective Time pursuant to this Section 6.6, or related to a Seller Assumption Event (including any such event after the Effective Time).  Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of any new Credit Arrangements and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries or other information furnished by or on behalf of the Company or its Subsidiaries).  Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.6.

SECTION 6.7  Access to Information; Confidentiality.

(a)          From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its Subsidiaries, officers, directors and representatives to, afford to Parent and its authorized representatives reasonable access during normal business hours, consistent with applicable Law, to its officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request in writing (it being agreed, however, that the foregoing shall not permit Parent or its officers, employees or representatives to conduct any environmental testing or sampling).  Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere with the business or operations of the Company or its Subsidiaries or otherwise result in any interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties.  Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third-party, (ii) cause significant competitive harm if the transactions contemplated by this Agreement were not consummated, (iii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company, or (iv) otherwise violate any applicable Law.

(b)          As soon as practicable after the date hereof, the Company shall provide to Parent copies of all contracts relating to sponsorship arrangements (to the extent not already provided).

(c)          From and after the date hereof, the Company shall use its reasonable best efforts to take actions reasonably requested by Parent to consummate as soon as practicable each of the actions set forth in Section 6.7 of the Company Disclosure Letter, which such actions shall include providing to Parent and its Representatives all books and records of such Subsidiaries as well as access to their Representatives.  For the avoidance of doubt, Parent and Merger Sub acknowledge and agree that the Company may, despite its use of its reasonable best efforts to comply with its obligations in the preceding sentence, not be successful in consummating any or all of the actions set forth in Section 6.7 of the Company Disclosure Letter and that any such non-success shall not constitute a breach of this Agreement, nor shall the success of any or all of such actions be a condition to Closing.

(d)          Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated July 13, 2012, between Parent and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

SECTION 6.8  Further Action; Reasonable Best Efforts.

(a)          Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law) to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date, including using reasonable best efforts to:  (i) cause the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger; (ii) execute and deliver any additional instruments necessary to consummate the Merger; and (iii) obtain all material approvals, Consents and Permits from any Governmental Entity or third party necessary to consummate the Merger, except in the case of each of clauses (i) through (iii), other than with respect to such actions relating to the Antitrust Laws, which are dealt with in the subsections below.  In furtherance and not in limitation of the provisions of this Section 6.8(a), each of the Parties, as applicable, agrees to prepare and file as promptly as practicable, an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any filings required under Foreign Antitrust Laws.  The Company shall consult with Parent prior to seeking consents from third parties.  Parent shall pay all filing fees and other charges for the filings required pursuant to the HSR Act and any other Antitrust Laws.

(b)          If a Party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, including but not limited to a Second Request for Information under the HSR Act, then such Party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, a response which is, at a minimum, in substantial compliance with such request.

(c)          The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i)            cooperating with each other in connection with filings required to be made by any Party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities.  In particular, to the extent permitted by Law or by a Governmental Entity, no Party will make any notification in relation to the transactions contemplated hereunder without first providing the other Party with a copy of such notification in draft form and giving such other Party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first Party shall consider and take account of all reasonable comments timely made by the other Party in this respect;

(ii)           furnishing to the other Party all information within its possession that is required for any application or other filing to be made by the other Party pursuant to the applicable Law in connection with the transactions contemplated by this Agreement;

(iii)          promptly notifying each other of any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement and ensuring to the extent permitted by Law or Governmental Entity that each of the Parties is entitled to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement;

(iv)          consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the Antitrust Laws; and

(v)           without prejudice to any rights of the Parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(d)          In addition, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws to consummate the transactions contemplated by this Agreement, including (i) using its reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents required to be obtained in order for the Parties to consummate the transactions contemplated by this Agreement; and (ii) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

(e)          Notwithstanding anything to the contrary set forth in this Agreement, Parent shall not be required to propose, negotiate, commit to, take or enter into any actions, or take, offer to take or offer to commit to take any such action which Parent determines in good faith would have a Company Material Adverse Effect (for the avoidance of doubt, any of the foregoing if taken pursuant to Antitrust Laws or their enforcement by any Government Entity shall not be deemed to arise out of, be attributable to, or result from, the performance of this Agreement or consummation of the transactions contemplated hereby for the purposes of such determination) or a material adverse effect (relative to the size of the proposed transaction) on Parent.

(f)          Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a Party will be provided to the other Party on an outside counsel only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other Party.

SECTION 6.9  Employment and Employee Benefits Matters; Other Plans.

(a)                Without limiting any additional rights that any current or former employee of the Company or any of its Subsidiaries (each, a “Company Employee”) may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending on the second anniversary thereof, to maintain the severance-related provisions of Company Plans as of the date hereof (to the extent disclosed in Section 4.12 (a) of the Company Disclosure Letter) and to provide 100% of the severance payments and benefits required thereunder to be provided to any employees of the Company or its Subsidiaries who continue as employees of the Surviving Corporation or its Subsidiaries after the Effective Time (the “Continuing Employees”) terminated during that two year period.

(b)                Without limiting any additional rights that any Company Employee may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the second anniversary thereof, to maintain for any Continuing Employee (i) subject to Section 6.9(a) above, cash compensation levels (such term to include salary, bonus opportunities, commissions and severance), and (ii) benefits (including the costs thereof to Company Plan participants) provided under Company Plans that, in the aggregate taking into account (i) and (ii) are no less favorable than, the overall cash compensation levels and benefits (including the costs thereof to Company Plan participants) maintained for and provided to such Continuing Employees as of the date hereof (to the extent disclosed in Section 4.12(a) of the Company Disclosure Letter); provided, that this provision shall not restrict Parent or the Surviving Corporation from terminating Continuing Employees so long as Parent or the Surviving Corporation fully complies with any applicable severance obligations to such Continuing Employees.

(c)                As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Continuing Employees full credit for purposes of eligibility, participation and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans), under any employee compensation, incentive, and benefit (including vacation, but excluding any equity incentive compensation) plans, programs, policies and arrangements maintained for the benefit of Continuing Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Continuing Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time (but only to the extent such credit does not result in a duplication of benefits for the Continuing Employees).  With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations to the extent the Continuing Employees are covered under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time, and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Continuing Employees under similar plans maintained by the Company and its Subsidiaries in the plan year in which the Effective Time occurs.

(d)                From and after the Effective Time, except as otherwise agreed in writing between Parent and a Continuing Employee or as otherwise provided in this Agreement, the Surviving Corporation will honor, in accordance with its terms the Company Plans as disclosed in Section 4.12(a) of the Company Disclosure Letter, subject to Parent’s ability to amend any provisions or terminate any Company Plan consistent with the applicable Company Plan.

(e)                Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending 90 days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN affecting in whole or in part any site of employment, facility, operating unit or Company Employee, and shall cause the Surviving Corporation and each of its Subsidiaries not to take any such action after such 90 day period without complying with all provisions of WARN, or any similar provision of applicable foreign Law.

(f)          With respect to any labor union, labor organization, works council, or other employee representative body in place for employees of the Company or any of its Subsidiaries, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary and proper, as required by applicable Law, contract, or collective bargaining agreement, and provide such cooperation as Parent reasonably requests, to consummate the transactions contemplated by this Agreement, including consultation with or notification to the relevant labor union, labor organization, works council or employee representative body.

(g)          This Agreement shall inure exclusively to the benefit of and be binding upon the Parties and their respective successors, assigns, executors and legal representatives.  Nothing in this Section 6.9, express or implied, shall (i) be treated as an amendment or other modification of any Company Plan, (ii) limit the right of Parent or the Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Company Plan following the Closing Date or terminate any employee, or (iii) confer upon any Person, whether or not a party to this Agreement, any right to employment, any right to compensation or benefits or any other right of any kind or nature whatsoever.

SECTION 6.10  Takeover Laws.  If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and their respective Boards of Directors shall take all action necessary to (a) ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement, and (b) otherwise eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 6.11  Stock Exchange Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under applicable Law and the rules and policies of the NASDAQ to enable the delisting by the Surviving Corporation of the Shares from the NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.  Notwithstanding anything herein to the contrary, nothing herein shall obligate or impose a duty on the Company to delist the Shares from the NASDAQ or deregister the Shares under the Exchange Act prior to the Effective Time.

SECTION 6.12  Notification of Certain Matters.

(a)          The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger and the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger and the other transactions contemplated hereby, (b) any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice; provided further, that failure to give prompt notice pursuant to clause (c) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.  The Parties agree and acknowledge that, except with respect to clause (c) of the first sentence of this Section 6.12, the Company’s compliance or failure of compliance with this Section 6.12 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.1(b) shall have been satisfied.

(b)          Without limiting the foregoing, in the event that any stockholder or derivative claim or Action related to this Agreement, the Merger or the other transactions contemplated by this Agreement is filed, or, to the knowledge of the Company threatened, against the Company and/or the members of the Company Board prior to the Effective Time, the Company shall promptly notify Parent of any such claim, Action or threat and shall keep Parent reasonably informed with respect to the status thereof.  The Company shall reasonably consult with Parent with respect to the defense or settlement of any such claim or Action, and no settlement thereof shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld), except for any settlement that does not include an admission of liability or guilt and is covered by the Company’s directors’ and officers’ insurance carrier, other than to the extent of the retention.

SECTION 6.13  Indemnification, Exculpation and Insurance.

(a)          Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries, or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as at the date hereof.  In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as at the date hereof within 20 days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by DGCL or the Company Charter or Company Bylaws, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

(b)          Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c)          For a period of six years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 200% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than 200% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 200% of such last annual premium.  At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year, non-cancellable, irrevocable, prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, that such policy shall not cost more than 200% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto.  If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d)          Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.13 shall continue in effect with respect to such Action until the final disposition of such Action.

(e)          The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.  The provisions of this Section 6.13 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f)          In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.13.

SECTION 6.14  Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.15  Public Announcements.  Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release, other public statements or formal communication to employees (but only with respect to such employee communications that are made before the Target Date) with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement or formal communication to employees (with respect to employee communications made prior to the Target Date) prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.  Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.  Notwithstanding the foregoing, the Company shall not be required to consult with or obtain the prior written consent of Parent and and/or Merger Sub in connection with any press release, public announcement or formal communication to employees in connection with any action made in compliance with Section 6.4.

SECTION 6.16  Obligations of Merger Sub; Voting of Shares.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.  Parent shall vote any Shares Beneficially Owned by it or any of its Subsidiaries in favor of adoption of this Agreement.

SECTION 6.17  Financing of Merger.  Parent and Merger Sub acknowledge and agree that the obtaining of any financing, including the arranging of the Credit Arrangements (or obtaining any consent or waiver thereunder), is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of any financing.

SECTION 6.18  FIRPTA Certificate.  Prior to the Closing Date, the Company shall deliver to Parent (i) a certificate prepared in accordance with the requirements set forth in Treasury Regulation Sections 1.1445-2(c)(3)(i) and 1.897-2(h) certifying that the Shares are not “United States real property interests” under Section 897(c) of the Code, and (ii) a letter of notice to the IRS prepared in accordance with the requirements set forth in Treasury Regulation Section 1.897-2(h)(2).

SECTION 6.19         Parent Commitment.  Simultaneously with the execution and delivery of this Agreement, Parent is providing to the Company an irrevocable standby letter of credit which shall be deemed to be satisfactory to the Company (as to form, substance and issuer and confirming bank) for an amount equal to the Parent Liquidated Damages (the “Parent Commitment”).  The Parent Commitment shall be available to the Company as and to the extent set forth in Section 8.3(e).  Parent may replace the original Parent Commitment with a substitute Parent Commitment of the same amount, but only with the prior written consent of the Company which consent shall be in the sole and absolute discretion of the Company.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The obligation of each Party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          Stockholder Approval.  The Company Stockholder Approval shall have been obtained; provided, that the Company Stockholder Approval shall not be a condition to the obligations of Parent and Merger Sub hereunder if Parent and Merger Sub do not vote or cause to be voted all of the Shares then Beneficially Owned by them in favor of the approval of the Merger and the adoption of this Agreement.

(b)          No Injunctions or Legal Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

(c)          Antitrust Approval.  The applicable waiting period under the HSR Act in respect of the transactions contemplated hereby shall have expired or been terminated and the business combination report under the Korean Monopoly Regulation and Fair Trade Act shall have been duly approved by the Korean Fair Trade Commission or the relevant waiting period shall have expired or been terminated after filing the report without any objection from the Korean Fair Trade Commission.

SECTION 7.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of each of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by applicable Law) waiver by Parent and Merger Sub at or prior to the Closing of the following conditions:

(a)          Representations and Warranties.  (i) The representations and warranties of the Company contained in Sections 4.1, 4.4 and 4.27 shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty was untrue or incorrect as of the date hereof and such untruth or incorrectness shall have been fully cured by the Closing Date with no material adverse impact to the Company or material adverse effect continuing past the date of cure, provided, that such representation and warranty is true and correct as of the Closing Date); (ii) the representations and warranties contained in Section 4.3 shall be true and correct in all respects as of the date hereof and as of the Closing Date (except for any untruths or incorrectness as to the amount of outstanding shares of the Company’s common stock or in-the-money Company Stock Options not exceeding an aggregate of 10,000 shares of the Company’s common stock (or options in respect thereof)); (iii) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein) shall be true and correct as of the date of this Agreement and as of the Closing Date in all respects, except, in the case of this clause (iii), where the failure to be true and correct would not, individually and in the aggregate with all such failures, have a Company Material Adverse Effect; provided, in each case that representations and warranties that are made as of a specific date shall be true and correct, subject to the qualifications set forth herein, as of such specific date only.  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect.

(b)          Performance by the Company.  The Company shall have performed or complied in all material respects with its obligations, agreements and covenants under this Agreement required to be performed or complied with prior to the Closing.  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect.

(c)          Material Adverse Effect.  No Company Material Adverse Effect shall have occurred from the date of this Agreement.

SECTION 7.3  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by applicable Law) waiver by the Company at or prior to the Closing of the following conditions:

(a)          Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub contained in Sections 5.1, 5.2 and 5.11 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty was untrue or incorrect as of the date hereof and such untruth or incorrectness shall have been fully cured by the Closing Date with no material adverse impact to Parent’s ability to consummate the Merger or material adverse effect to Parent’s ability to consummate the Merger continuing past the date of cure, provided, that such representation and warranty is true and correct as of the Closing Date); (ii) the other representations and warranties of Parent and Merger Sub set forth in this Agreement (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein) shall be true and correct as of the date of this Agreement and as of the Closing Date in all respects, except, in the case of this clause (ii), where the failure to be true and correct would not, individually and in the aggregate with all such failures, have a Parent Material Adverse Effect; provided, in each case that representations and warranties that are made as of a specific date shall be true and correct, subject to the qualifications set forth herein, as of such specific date only.  The Company shall have received a certificate signed on behalf of Parent by the chief executive officer or chief financial officer thereof to such effect.

(b)          Performance by Parent and Merger Sub.  Parent and Merger Sub shall have performed or complied in all material respects with their respective obligations, agreements and covenants under this Agreement required to be performed or complied with prior to the Closing. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer or chief financial officer thereof to such effect.

SECTION 7.4  Frustration of Closing Conditions.  None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained, if applicable (with any termination by Parent also being an effective termination by Merger Sub):

(a)          by mutual written consent of Parent and the Company;

(b)          by either Parent or the Company:

(i)            if the Merger shall not have been consummated on or before June 26, 2013 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in such failure of the Merger to be consummated;

(ii)           if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting the Merger, or any of the other transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; or

(iii)          if at the Company Stockholder Meeting or any adjournment thereof at which the Company Stockholder Approval is voted upon, the Company Stockholder Approval shall not have been obtained;

(c)          by the Company,

(i)            at any time prior to the Effective Time (but only on or after the Termination Date in the case of (1) below), (1) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, (A) has resulted in the failure of a condition set forth in Section 7.1 or 7.3 to be satisfied and (B) has not been cured by the Termination Date, or (2) if Parent fails to fund the Merger Consideration after all conditions to Parent and Merger Sub’s obligations to effect the Merger in Sections 7.1 and 7.2 have been satisfied; provided, that in the case of (1) only the Company shall have given Parent written notice, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to Section 8.1(c)(i)(1) and the basis for such termination; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii)           at any time prior to the Company Stockholder Approval, in order to enter into a transaction that is a Superior Proposal, provided that the Company has complied with Section 6.4 and pays the fee due under Section 8.3(c);

(d)          by Parent, if at any time prior to the Effective Time:

(i)            but only on or after the Termination Date if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, (A) has resulted in the failure of a condition set forth in Section 7.1 or 7.2 to be satisfied, and (B) has not been cured by the Termination Date; provided, that Parent shall have given the Company written notice, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) and the basis for such termination; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii)           if (A) the Company Board shall have effected an Adverse Recommendation Change, or (B) the Company failed to include in the Company Proxy Statement when mailed, its recommendation and a summary of the resolutions of the Company Board referred to in Section 4.4(b).

(e)          The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other Party.

SECTION 8.2  Effect of Termination.  In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 8.2, Section 8.3 (Fees and Expenses), Section 9.2 (Notices), Section 9.4 (Entire Agreement), Section 9.5 (Parties in Interest), Section 9.6 (Governing Law), Section 9.7 (Submission to Jurisdiction), Section 9.8 (Assignment; Successors), Section 9.9 (Enforcement), Section 9.11 (Severability), Section 9.12 (Waiver of Jury Trial) and Section 9.15 (No Presumption Against Drafting Party) of this Agreement shall survive the termination hereof; provided, however, that none of Parent, Merger Sub or the Company shall be released from any liabilities or damages arising out of a willful or intentional breach of any covenant or agreement set forth in this Agreement; provided further, that in no circumstances in which the Agreement is not consummated shall Parent and Merger Sub be liable to the Company for an amount greater than the Parent Liquidated Damages.

SECTION 8.3  Fees and Expenses.

(a)          Except as otherwise provided in Section 6.8(a) and this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Company Proxy Statement (including applicable SEC filing fees) and the solicitation of the Company Stockholder Approval shall be shared equally by Parent and the Company.

(b)          In the event that:

(i)            this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i), and (A) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been communicated to the senior management of the Company or the Company Board or shall have been publicly announced or publicly made known to the stockholders of the Company and shall not have been unconditionally withdrawn prior to the Termination Date (provided, that for the purposes of this Section 8.3(b)(i), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”) and (B) Parent is not then in breach of any of its representations, warranties, covenants or agreements in this Agreement;

(ii)           this Agreement is terminated by Parent pursuant to Section 8.1(d)(i); or

(iii)          this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(iii), and at any time after the date of this Agreement and prior to the taking of the vote to approve this Agreement at the Company Stockholder Meeting or any adjournment or postponement thereof, an Acquisition Proposal shall have been publicly announced or publicly made known to the stockholders of the Company and shall not have been unconditionally publicly withdrawn prior to the date of the Company Stockholder Meeting (provided, that for purposes of this Section 8.3(b)(iii), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”); then, in any such case, the Company shall pay Parent, by wire transfer of immediately available funds to the account or accounts designated by Parent, within three (3) Business Days after such termination an amount equal to the sum of the documented, reasonable out-of-pocket expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby (including, any amounts paid in relation to the filings and approvals contemplated by Section 6.8 and any expenses incurred in connection with the filing, printing and mailing of the Company Proxy Statement (including applicable SEC filing fees) and the solicitation of the Company Stockholder Approval); provided, however, that the amount payable by the Company pursuant to this Section 8.3(b) shall not exceed $1,000,000 under any circumstance; it being understood, however, that any amount payable in respect of this Section 8.3(b) shall be in addition to any other damages payable in respect of the Company’s breach, if any, of this Agreement.

(c)          In the event that:

(i)            this Agreement is terminated (x) by either Parent or the Company pursuant to Section 8.1(b)(i) in the circumstances described above in Section 8.3(b)(i) or by Parent pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii) and (y) within 12 months after such termination, the Company shall have consummated an Acquisition Proposal; provided, that this provision shall only apply to a termination pursuant to Section 8.1(d)(i) if prior to such termination an Acquisition Proposal shall have been communicated to the senior management of the Company or the Company Board or shall have been publicly announced or publicly made known to the stockholders of the Company and shall not have been unconditionally withdrawn prior to the termination; provided further, that for purposes of this Section 8.3(c)(i), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”;

(ii)           this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(iii), and at any time after the date of this Agreement and prior to the taking of the vote to approve this Agreement at the Company Stockholder Meeting or any adjournment or postponement thereof, an Acquisition Proposal shall have been publicly announced or publicly made known to the stockholders of the Company and shall not have been unconditionally publicly withdrawn prior to the date of the Company Stockholder Meeting and within 12 months after such termination the Company shall have consummated an Acquisition Proposal (provided, that for purposes of this Section 8.3(c)(ii), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”); or

(iii)          this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii);

then, in any such case, the Company shall pay Parent a termination fee of $5,160,900 (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion and any expense amount actually paid by the Company to Parent pursuant to Section 8.3(b) above shall be deducted from such fee paid pursuant to this Section 8.3(c).  Payment of the Termination Fee, if applicable, shall be made by wire transfer of immediately available funds to the account or accounts designated by Parent (A) on the earlier of the execution of a definitive agreement with respect to, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 8.3(c)(i) or Section 8.3(c)(ii), or (B) concurrently with the termination of this Agreement by the Company pursuant to Section 8.1(c)(ii).

(d)          In the event that this Agreement has been terminated by Parent pursuant to Section 8.1(d)(ii), then in such case the Company shall pay Parent an amount equal to the sum of (i) the sum of the documented, reasonable out-of-pocket expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby (including, any amounts paid in relation to the filings and approvals contemplated by Section 6.8 and any expenses incurred in connection with the filing, printing and mailing of the Company Proxy Statement (including applicable SEC filing fees) and the solicitation of the Company Stockholder Approval); provided, however, that the amount payable by the Company pursuant to this subclause (i) of this Section 8.3(d) shall not exceed $500,000 under any circumstances; plus (ii) a termination fee of $2,000,000 (the “Adverse Recommendation Fee”), it being understood that (x) the Adverse Recommendation Fee and expenses paid pursuant to this Section 8.3(d) shall be deducted from any Termination Fee payable pursuant to Section 8.3(c) and (y) under no circumstances shall the Company be required to pay expenses pursuant to both this Section 8.3(d) and Section 8.3(b).  The Company shall pay any expenses owed pursuant to this Section 8.3(d) and the Adverse Recommendation Fee as promptly as practicable, but in any event not later than the third Business Day, following Parent’s notification to the Company in writing of its termination of this Agreement pursuant to Section 8.1(d)(ii), by wire transfer of immediately available funds to the account or accounts designated by Parent.

(e)          In the event this Agreement has been terminated by the Company pursuant to Section 8.1(c)(i), then Parent shall pay to the Company, as liquidated damages, an amount equal to $17,203,000 (the “Parent Liquidated Damages”); provided, that, at the time the Company has given Parent written notice of its intent to terminate this Agreement pursuant to Section 8.1(c)(i) (to the extent written notice is required to be delivered thereby), Parent has not previously communicated to the Company in accordance with the terms of this Agreement that it then has the right to terminate this Agreement pursuant to either Section 8.1(b) or Section 8.1(d) with the understanding that Parent’s breach of its covenants and agreements shall not have been the primary cause nor have been primarily responsible for any situation giving rise to its right to terminate under Section 8.1(b) or Section 8.1(d).  In such event, the Company shall be entitled to draw upon the Parent Commitment for the full amount of the Parent Liquidated Damages; provided, however, that in the case of a termination pursuant to Section 8.1(c)(i)(1) the Company shall only be entitled to draw upon the Parent Commitment on or after the Termination Date.  The Parties agree that the Parent Liquidated Damages constitute liquidated damages and not a penalty.  The Parties have computed, estimated and agreed upon the Parent Liquidated Damages as an attempt to make a reasonable forecast of probable actual loss because of the difficulty of estimating with exactness the damages that would result in the event this Agreement is terminated in such circumstances.  The Parties agree that the Parent Liquidated Damages shall be the sole and exclusive remedy available to the Company with respect to this Agreement and the transactions contemplated hereby (including with respect to any failure by Parent and Merger Sub to effect the Merger or any breach by Parent or Merger Sub of this Agreement).  Upon payment of the Parent Liquidated Damages to the Company, Parent and its Subsidiaries, including Merger Sub, and the Buyer Representatives shall have no further liability to the Company or its Subsidiaries or their Representatives, relating to or arising out of this Agreement or the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary in this Agreement (other than in the immediately following sentence), if Parent and Merger Sub fail to effect the Merger or otherwise are in breach of this Agreement, then the aggregate liability of Parent, Merger Sub and the Buyer Representatives shall in all cases be limited to the amount of the Parent Liquidated Damages.  Notwithstanding anything to the contrary in this Agreement, including without limitation in the preceding sentences, the obligations, liabilities, and agreements of Parent pursuant to Section 6.13 shall not be restricted or otherwise limited to the Parent Liquidated Damages.  In no event shall the Parent Liquidated Damages be paid to the Company on more than one occasion.

(f)          The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the other Party would not enter into this Agreement.  Notwithstanding anything to the contrary contained in this Section 8.3(f), in the event that the Company or Parent, as applicable, fails promptly to pay any amounts due pursuant to this Section 8.3 or the Company draws the funds under the Parent Commitment in circumstances where the Company is not eligible to do so under Section 8.3(e) above, and, in order to obtain such payment or reimbursement of the Parent Commitment, as applicable, Parent or the Company, as applicable, commences a suit that results in a judgment against the Company or Parent, as applicable, for the amounts set forth in this Section 8.3 (or the reimbursement of the Parent Commitment), the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.3 (whether in payment of any fee hereunder or reimbursement of the Parent Commitment, as applicable) from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

SECTION 8.4  Amendment or Supplement.  This Agreement may be amended, modified or supplemented by the Parties by action taken or authorized by their respective Boards of Directors (if required for Parent) at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment.

SECTION 8.5  Extension of Time; Waiver.  At any time prior to the Effective Time, the Parties may, by action taken or authorized by their respective Boards of Directors (if required for Parent), to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Parties set forth in this Agreement or any document delivered pursuant hereto, or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other Parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption.  Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.  No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1  Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the Parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

SECTION 9.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or by electronic mail (“email”) (so long as receipt of such facsimile or email is requested and received and provided that any notice received by facsimile or email on any Business Day after 7:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

if to Parent, Merger Sub or the Surviving Corporation, to:

E-Land World Limited
371-12 Gasan-Dong, Geumchun-Gu
Seoul, South Korea 153-803
Attention: Jae Joon Yang
Facsimile: 82-2-853-4227
Email: yang_jaejoon@eland.co.kr

with a copy (which shall not constitute notice) to:

Linklaters LLP
1345 Avenue of the Americas
New York, New York 10105
Attention: Scott I. Sonnenblick, Esq.
Facsimile: (212) 903-9100
Email: scott.sonnenblick@linklaters.com

if to the Company, to:

K-Swiss Inc.
31248 Oak Crest Drive
Westlake Village, California 91361
Attention: Steven Nichols
Facsimile: (818) 706-5397
Email: snichols@k-swiss.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2029 Century Park East
Los Angeles, CA 90067
Attention: Jonathan K. Layne, Esq.
Facsimile: (310) 552-7053
Email: JLayne@gibsondunn.com

SECTION 9.3  Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to a Person are also to its permitted successors and assigns.  Any payment hereunder required to be paid on a date that is not a Business Day shall be deemed to be required to be paid on the next succeeding Business Day.

SECTION 9.4  Entire Agreement.  This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof.

SECTION 9.5  Parties in Interest.

(a)          This Agreement is not intended to, and shall not, confer upon any other Person other than the Parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) from and after the Effective Time, the Persons who are the intended beneficiaries of Parent’s agreements and obligations as set forth in Section 6.13 (each such Person a “Third Party Beneficiary”) shall each be deemed a third party beneficiary of this Agreement with respect thereto, (b) from and after the Effective Time, the rights of holders of Shares to receive the Merger Consideration set forth in Article III, and (c) from and after the Effective Time, the rights of holders of Company Stock Options to receive the payments contemplated by Section 3.2 in accordance with the terms and conditions of this Agreement.  The rights under this Agreement, other than as specifically set forth in the first sentence of this Section 9.5, may only be enforced by the Parties hereto.  Further, notwithstanding anything to the contrary contained in this Agreement and for the sake of clarity, none of the limitations on damages recoverable by the Company, as provided for in this Agreement, including in Section 8.3(e), shall restrict or otherwise limit the damages recoverable by any Third Party Beneficiary in respect of Parent’s agreement and obligations, as set forth in Section 6.13.

(b)          The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto.  In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto.  Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with Section 8.5 without notice or liability to any other Person.

SECTION 9.6  Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

SECTION 9.7  Submission to Jurisdiction.  Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party (or a Third Party Beneficiary, as applicable) against any other Party shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court.  Solely for purposes of an action or proceeding brought by a Party (or a Third Party Beneficiary, as applicable) arising out of or relating to this Agreement, each of the Parties hereby irrevocably and unconditionally submits to, on behalf of themselves and the Parent Commitment (to the extent applicable), the personal jurisdiction of the aforesaid courts.  Each of the Parties agrees not to commence any action, suit or proceeding relating to this Agreement except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the Parties further agrees that in any proceeding brought by a Party (or a Third Party Beneficiary, as applicable) against another Party arising out of or relating to this Agreement, service of any legal documents upon a Party at the address set forth in Section 9.2 of this Agreement or, for service to Parent by the Company (or a Third Party Beneficiary, as applicable), upon service of such documents to National Corporate Research, Ltd., 615 South DuPont Highway, Dover, DE, 19901 (with a copy to the address set forth in Section 9.2 of this Agreement), whom Parent hereby represents and warrants to the Company (and each Third Party Beneficiary) is its agent for service of process in Delaware for actions arising out of this Agreement and brought by the Company (or a Third Party Beneficiary), shall constitute sufficient service of process to confer personal jurisdiction over such Party in such Delaware court and the Parties irrevocably waive and agree not to assert any argument that such service is insufficient.  Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding brought by a Party arising out of or relating to this Agreement (including, without limitation, Section 6.13) or the transactions contemplated hereby, (a) any claim that it or the Parent Commitment is not subject to the personal jurisdiction of the courts in Delaware as described herein for any reason, (b) that it is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Parent agrees that if the Company (or a Third Party Beneficiary, as applicable) obtains against Parent a judgment of a Delaware state or federal court relating to this Agreement or any of the transactions contemplated by this Agreement, the Company (or such Third Party Beneficiary, as applicable) may bring an action with respect to the recognition and enforcement thereof in a court in Korea, and Parent irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, any contention that such judgment of a Delaware state or federal court may not be recognized and/or enforced in whole or in part.

SECTION 9.8  Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

SECTION 9.9  Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached.  Accordingly, each of Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which Parent or Merger Sub is entitled at law or in equity.  The Company hereby further waives for actions arising out of this Agreement and brought by Parent or Merger Sub (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.  The Parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Section 8.3(e).

SECTION 9.10  Currency.  All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

SECTION 9.11  Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

SECTION 9.12  Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.13  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

SECTION 9.14  Facsimile Signature.  This Agreement may be executed by facsimile or pdf signature and a facsimile or pdf signature shall constitute an original for all purposes.

SECTION 9.15  No Presumption Against Drafting Party.  Each of Parent, Merger Sub and the Company acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

SECTION 9.16  Parent Guarantee.  Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement.  Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement, including without limitation the obligation to pay the Merger Consideration to the holder of Shares at the Effective Time, and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement.  This is a guarantee of payment and performance and not of collectability.  Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.16; provided, that this Section 9.16 shall not preclude Parent from asserting any defense that Merger Sub or the Surviving Corporation would have had with respect to any claims under this guarantee.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

E-Land World Limited

By:	/s/ GyuJin Lee
Name: GyuJin Lee
Title: Managing Director

Ian Acquisition Sub, Inc.

By:	/s/ Byeng Gweon Kim
Name: Byeng Gweon Kim
Title: Director

K-Swiss Inc.

By:	/s/ Steven B. Nichols
Name: Steven B. Nichols
Title: Chief Executive Officer and
President

Signature Page to Agreement and Plan of Merger